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Exhibit 99.4

745 Seventh Avenue New York, NY 10019 United States

November 14, 2013

CONSENT OF BARCLAYS CAPITAL INC.

        We hereby consent to (i) the inclusion of our opinion letter, dated July 25, 2013, to the Special Committee of the Board of Directors of Corporate Property Associates—Global Incorporated (the "Company"), as an Annex to the prospectus/joint proxy statement/prospectus that forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of W. P. Carey Inc., as filed by W. P. Carey Inc. on November 14, 2013 (the "Registration Statement"), relating to the proposed business combination transaction between the Company and W.P. Carey Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings "SUMMARY—Opinion of Financial Advisor to the Special Committee and Board of Directors of CPA®:16"and "OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS OF CPA®:16".

        In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,
BARCLAYS CAPITAL INC.
By:	/s/ RICHARD LANDGARTEN
	Name:	Richard Landgarten
	Title:	Managing Director

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  Exhibit 99.4
CONSENT OF BARCLAYS CAPITAL INC.